EXHIBIT 99.3

PRESS RELEASE                                   Source: IRIS International, Inc.

     IRIS INTERNATIONAL APPOINTS STEPHEN E. WASSERMAN TO BOARD OF DIRECTORs

Thursday April 6, 8:30 am ET

CHATSWORTH, Calif.--(BUSINESS WIRE)--April 6, 2006--IRIS International, Inc. (NASDAQ: IRIS - NEWS), a manufacturer and marketer of automated IVD urinalysis systems and medical devices used in hospitals and clinical reference laboratories worldwide, today announced the appointment of Stephen E. Wasserman, a seasoned executive with expertise in the medical devices and diagnostics industry and key skills in strategic management and corporate finance, to the Company's Board of Directors.

Mr. Wasserman is currently President of Wasserman & Assoc., a consulting firm, and most recently was Group Vice President - Diagnostic Systems Products of Olympus America Inc., the U.S. business center for Tokyo-based Olympus Corporation, the $5 billion developer of opto-digital based products for the consumer, medical and diagnostics markets.

"Steve is an energetic leader, motivator and builder of companies with experience in medical devices, diagnostics, business development, finance, marketing and customer service," stated IRIS Chairman of the Board Richard Williams. "We are impressed with Steve's broad range of experience and business insight and his skills will dovetail nicely into our corporate decision-making process. He is an excellent choice for adding depth to our highly experienced Board."

Mr. Wasserman, who joined Olympus in 1997, directed the North American operations for the Company's global In Vitro Diagnostics product business based in Melville, N.Y. Prior to Olympus, from 1994 - 1997 Mr. Wasserman was Chief Financial Officer of Datascope Corp. (NASDAQ: DSCP - NEWS) and President, Patient Monitoring Division, a Montvale, N.J.-based $210 million manufacturer and distributor of medical devices. From 1989 - 1993, he served as Vice
President of NY Blood Center, Inc., and General Manager of its Melville Biologics, Inc. division, a manufacturer, marketer and developer of biopharmaceutical products. Mr. Wasserman previously held key positions from 1981 - 1989 with Technicon Instruments Corp. (now Bayer Diagnostics) in Tarrytown, N.Y., serving as Vice President, General Manager, North America and Vice President and Controller.

Mr. Wasserman, a Certified Public Accountant, previously worked in financial management positions with Revlon, Inc., and was a Senior Accountant with Deloitte & Touche. He received a BBA from City College of New York, Baruch School of Business.

Mr. Wasserman, who resides in White Plains, N.Y., was a Founding Director, New York Biotechnology Association and served as Chairman for three years and as a Director for eight years. He also was on the Leadership Council for Stony Brook University Hospital, is a member of the Board of the Long Island Life Sciences Initiative and a Trustee of the National Blood Foundation Research and Education Trust.

THE COMPANY

IRIS  International,  Inc.
(WWW.PROIRIS.COM) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's newest generation iQ(R)200 Automated Urine Microscopy Analyzer, utilizing image flow cytometry, patented flow microscope technology and neural network-based particle recognition, achieves a significant reduction in the cost and time-consuming steps involved in manual microscopic analysis. Iris Molecular Diagnostics is a development stage subsidiary with platform technologies for ultra- sensitive detection for high value applications in microbiology, oncology and infectious diseases. The Company's Sample Processing business unit (formerly the StatSpin(R) subsidiary), based in Westwood, Mass. manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC
(ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.

FORWARD LOOKING STATEMENTS

This presentation  contains
forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future financial performance, market growth, capital requirements, new product introductions and acquisitions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; acceptance by customers of the Company's products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

IRIS International, Inc.
Cesar Garcia, 818-709-1244 x123
or
The Wall Street Group, Inc.
Ron Stabiner, 212-888-4848

Source: IRIS International, Inc.